Exhibit 10.48

SETTLEMENT AGREEMENT, RELEASE OF CLAIMS, AND COVENANT NOT TO SUE

THIS SETTLEMENT AGREEMENT, RELEASE OF CLAIMS, AND COVENANT NOT TO SUE (the “Settlement Agreement”) is made and entered into as of January 12, 2023 (the “Effective Date”) by and between Signing Day Sports, Inc., a corporation organized under the laws of the State of Delaware with a place of business at 8753 E. Bell Road, #110, Scottsdale, AZ 85260 (“SDS”), and John Dorsey, an individual who resides in Maricopa County, Arizona (“Dorsey”). SDS and Dorsey are also each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

Recitals:

R-1. Dorsey is SDS’s former chief executive officer. On or about November 29, 2022, he, through his counsel, sent SDS a letter demanding full payment on a $50,000 loan he allegedly made to SDS on or about July 21, 2022 while he was the chief executive officer of SDS that was due and payable two weeks thereafter (the “Alleged Loan”). SDS has generally denied entering into a binding agreement from Dorsey on those terms and that payment is due and owing. The dispute between the Parties over the Alleged Loan is referred to herein as the “Loan Dispute.”

R-2. The Parties are entering into this Settlement Agreement to resolve the Loan Dispute amicably and efficiently and thereby avoid the cost and uncertainties of litigation over the Loan Dispute, to provide for the full discharge of the Alleged Loan and SDS’s obligations, if any, pertaining to it, and for release of all claims Dorsey may have against SDS related to the Alleged Loan or the Loan Dispute and his covenant not to sue based on any such claims.

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, and with each Party intending to be legally bound hereby, the Parties agree as follows:

Agreed Terms:

1. In consideration of Dorsey’s execution of, delivery of, and compliance with this Settlement Agreement, including Dorsey’s waiver and release of claims and covenant not to sue in Section 4 below, SDS will pay Dorsey ten thousand United States dollars (US$10,000.00) no later than 5:00 P.M. U.S. Pacific time on the third business day after the last Party signs and delivers this Settlement Agreement to the other Party. SDS will pay the foregoing amount by wire transfer according to instructions (e.g., the account number and name of the receiving bank) provided by Dorsey. Dorsey will be responsible for all wire transfer charges and all taxes, if any, to be paid on those funds.

2. Each Party will execute a copy of the promissory note substantially in the form attached hereto as Exhibit 1 and deliver a copy of that promissory note as executed by him or it to the other Party no later than 5:00 P.M. U.S. Pacific time on the third business day after the last Party signs and delivers this Settlement Agreement to the other Party.

3. Dorsey hereby forever and irrevocably discharges the Alleged Loan, all amounts that may be owed under the Alleged Loan, and all obligations, if any, of SDS under the Alleged Loan.

4. (a) With the exception of any claims for breach of this Settlement Agreement, Dorsey, for himself and the other Dorsey Releasors (as defined below), hereby releases, waives and forever discharges each of the SDS Releasees (as defined below) from all actions, claims, causes of action, liabilities, and obligations of any kind (whether in tort or contract or in equity and whether known or unknown) related to the Alleged Loan or Loan Dispute, including, without limitation, claims for attorney’s fees, interest, expenses and costs, that each of the Dorsey Releasors, whether individually or collectively, or any of them, ever had, now has or have, or hereafter may have against each of the SDS Releasees, whether individually or collectively, or any of them, up to and including the Effective Date. The claims released by this Section 4(a) are referred to collectively as the “Dorsey Released Claims.”

(b) Dorsey agrees, on behalf of himself and all the other Dorsey Releasors, not to (i) commence any action or initiate any proceeding in any court, arbitration forum, or regulatory or administrative agency against any SDS or any of the other SDS Releasees on the basis of any of the Dorsey Released Claims, or that would otherwise be inconsistent with the release of those claims in Section 4(a) above, or (ii) directly or indirectly, induce, encourage or assist any other person, or otherwise participate in the commencement, support or maintenance of any action, proceeding in any court, arbitration forum, or regulatory or administrative agency by any other person against SDS or any of the other SDS Releasees of any of the Dorsey Released Claims, or that would otherwise be inconsistent with the release of those claims in Section 4(a) above.

(c) As used in this Settlement Agreement:

-	The term “SDS Releasees” means SDS and its predecessors, parent companies, affiliated companies (including, without limitation, subsidiaries), successors, and assigns, and all of its and their respective past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, and insurers.

-	The term “Dorsey Releasors” means Dorsey and his representatives, executors, heirs, employees, attorneys, affiliates, and assigns, and all of its and their respective past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, and insurers.

5. (a) Dorsey represents, acknowledges, and warrants that, as of the date he has signed this Settlement Agreement, he: (i) knows of no pending lawsuits, claims, or actions that he or any of the Dorsey Releasors has filed in his or its name or on behalf of any other person or entity against SDS or any of the SDS Releasees related to the Alleged Loan or Loan Dispute; (ii) there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims released in Section 4(a) of this Settlement Agreement and no authorization of a third-party is needed to release any of the claims released in Section 4(a); (iii) that he has not assigned, hypothecated, conveyed, transferred, or otherwise granted or given any interest in the claims, demands, damages, rights, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets and liabilities released under Section 4(a) of this Settlement Agreement; (iv) he has read this Settlement Agreement and had the opportunity to consult with legal counsel of his own choosing before executing it; and (v) he understands the provisions of this Settlement Agreement, including those in Section 4 regarding his release of claims and covenant not to sue.

(b) SDS represents and warrants that as of the date it has signed this Settlement Agreement: (i) its undersigned representative has the authority to act on its behalf, execute this Agreement on its behalf, and legally bind it and all who may claim through it to the terms and conditions of this Agreement; (ii) it has read this Settlement Agreement and had the opportunity to consult with legal counsel of its own choosing before executing it; and (iii) it understands the provisions of this Settlement Agreement.

(c) Each Party acknowledges to the other Party that neither the other Party nor any agent or attorney of the other Party has made any representation, promise, or warranty whatsoever, express or implied, written or oral, not contained in this Settlement Agreement concerning the subject matter hereof to induce it to execute this Settlement Agreement, and each of the Parties acknowledges that it has not executed this Settlement Agreement in reliance on any representation, promise, or warranty not contained herein.

6. All notices required under this Settlement Agreement will be in writing, and will be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or by email, as follows: If to SDS: Signing Days Sports, Inc., 8753 E. Bell Road, #110, Scottsdale, AZ 85260, Attention: Martin Lanphere, martin.lanphere@signingdaysports.com, with a copy (which shall not constitute notice) to: Joseph D. Wilson, Esq., Bevilacqua PLLC, 1050 Connecticut Ave., N.W., Suite 500, Washington, DC 20036, jwilson@bevilacquapllc.com; If to Dorsey: John Dorsey, 9112 E Verde Grove, Scottsdale, AZ 85255, jdorsey@towerptr.com, with a copy (which shall not constitute notice) to: Bruce Samuels, Esq., Papetti Samuels Weiss McKirgan LLP, 16430 North Scottsdale Road, Suite 290, Scottsdale, AZ 85254, bsamuels@PSWMlaw.com; or to such other address as either of the Parties by notice to the other Party may designate from time to time.

7. This Settlement Agreement shall be deemed to have been made and delivered in the State of Arizona and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Arizona without regard to principles of conflicts of law thereof.

8. (a) Unless otherwise provided in this Settlement Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Settlement Agreement, the promissory note appended hereto as Exhibit 1 that is to be executed by each of them, or breach of either (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes Maricopa County, Arizona. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

(c) In any legal action concerning a Dispute the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

(d) As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, a representative of each Party with authority to settle the Dispute for each Party shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 8 may a Party commence litigation for the Dispute.

9. If at any time after the date of the full execution of this Settlement Agreement any provision of it shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality, voidness, or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Settlement Agreement; provided, however, that if Section 4 is held to be illegal, void, or unenforceable in whole or in part, Dorsey agrees to promptly execute a legal, valid, and enforceable release and waiver of claims and covenant not to sue in favor of the SDS and the other SDS Releasees equal in scope to the release and waiver of claims and covenant not to sue provided in Section 4 and, in the event that such a legal, valid, and enforceable release and waiver of claims and covenant to sue cannot be or is not obtained, then Dorsey shall be deemed to have assigned, transferred, and conveyed the Dorsey Released Claims as described in Section 4 to SDS.

10. The Parties have entered into this Settlement Agreement as a compromise and final settlement of matters relating to the Alleged Loan and Loan Dispute, and, therefore, this Settlement Agreement is not intended, and thus it shall not be construed, as an admission by any Party as to liability or wrongdoing of any kind.

11. The Parties agree to take all actions and to make, deliver, and/or sign any other documents and instruments that are necessary to carry out the terms, provisions, purpose, and intent of this Settlement Agreement.

12. The Parties intend that this Settlement Agreement be legally binding upon and shall inure to the benefit of each of them and their respective successors and assigns.

13. This Settlement Agreement (including the promissory note appended hereto as Exhibit 1) constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter of this Settlement Agreement. No modification of this Settlement Agreement shall be binding unless in writing and signed by each of the Parties hereto.

14. Each Party acknowledges that it has shared equally in the drafting of this Settlement Agreement and the promissory note appended hereto as Exhibit 1. Therefore, should any provision of this Settlement Agreement or the promissory note appended hereto as Exhibit 1 require interpretation or construction, the court, judge, tribunal or other person or body interpreting or construing this Settlement Agreement or the promissory note appended hereto as Exhibit 1 shall not apply a presumption against one Party over the other Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

15. The failure of any Party to this Settlement Agreement at any time to enforce any provision of this Settlement Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, or in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Settlement Agreement.

16. This Settlement Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that signatures by PDF or other electronic signatures (e.g., those via DocuSign) to this Agreement are authentic and have the same force and effect as original, manual signatures.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Settlement Agreement, Release of Claims, and Covenant Not to Sue to be executed as of the Effective Date.

JOHN DORSEY		SIGNING DAY SPORTS, INC.

Signed:	/s/ John Dorsey	By:	/s/ Martin Lanphere
Date signed:	January 12, 2023	Name:	Martin Lanphere
		Title:	Vice President

		Date signed:	January 12, 2023

EXHIBIT 1

(Form of Promissory Note)

PROMISSORY NOTE

January 12, 2023
$40,000

FOR VALUE RECEIVED, SIGNING DAY SPORTS, INC., a Delaware corporation (the “Maker” or “Company”), promises to pay to the order of John dorsey (the “Holder”), the principal amount of FORTY THOUSAND Dollars ($40,000) (the “Principal Amount”) as set forth hereinafter:

1. Payment of Principal. The entire Principal Amount shall be payable on the Maturity Date. As used in this Promissory Note (this “Note”), the term “Maturity Date” shall mean first of the following dates to occur: (i) that date which comes ten (10) business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or (ii) July 1, 2023. No interest shall accrue on this Note.

2. Payments. All payments pursuant to this Note shall be made to the Holder at such address as the Holder may designate in writing from time to time, or as otherwise directed by Holder, in lawful money of the United States of America and shall be applied to the Principal Amount (collectively, the “Outstanding Balance”). Upon payment in full of the Outstanding Balance this Note shall be surrendered to the Borrower for cancellation.

3. Prepayment. The Maker may prepay any portion of the Outstanding Balance at any time. All prepayments shall be applied to the Principal Amount.

4. Default. Notwithstanding anything to the contrary contained herein, the occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) Failure to Make a Payment. Any failure by the Maker to pay any amount payable hereunder in accordance with the terms hereof, which is not cured within ten (10) days.

(b) Insolvency. The Maker (i) makes an assignment for the benefit of creditors, (ii) applies for or seeks the appointment of a receiver, liquidator, assignee, trustee, or other similar official for it or of any substantial part of his property or any such official is appointed, other than upon the Borrower’s request, and such unrequested appointment continues for sixty (60) days, or (iii) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of it or any of his debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Maker’s request, and such unrequested proceeding continues undismissed or unstayed for sixty (60) days.

(c) Contest. The Maker (or any of his affiliates) shall challenge or contest, in action, suit or proceeding, the validity or enforceability of this Note.

5.	Event of Default Acceleration. Except as otherwise provided herein, if any Event of Default shall occur and be continuing, the Holder may (a) by written notice to the Maker, declare the entire unpaid Outstanding Balance to be forthwith due and payable, whereupon such Outstanding Balance shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker; and (b) whether or not the actions referred to in clause (a) have been taken, exercise any or all rights and remedies available to the Holder under this Note and applicable law. Any amount received by the Holder from the Borrower following any acceleration of the obligations hereunder shall be applied: (i) first, to the payment of all reasonable and documented costs and expenses then due to the Holder from the Borrower in connection with the collection in respect of this Note, including, without limitation, all court costs and reasonable and documented feeds and expenses of his legal counsel, and (ii) second, to the payment in full of the Principal Amount then outstanding hereunder.

6.	Presentment; Demand. The Maker hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Maker may have or claim to have against the Holder of this Note.

7.	Transfer of this Note. Neither the Maker nor the Holder may sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or encumber, in whole or in part this Note or any of their rights, liabilities or obligations hereunder without the prior written consent of the other party. Except as permitted herein, any proposed transfer of this Note shall be void ab initio and of no force or effect.

8.	Miscellaneous.

(a)	Notices. Except as otherwise expressly provided herein, any notice required or permitted hereunder shall be given in writing and it or any certificates or other documents delivered hereunder shall be deemed effectively given or delivered (as the case may be): upon personal delivery (professional courier permissible); by email (with written confirmation of receipt); when sent by overnight receipted parcel service (e.g., FedEx), one (1) business day after submitting to such service for delivery; or when mailed by registered or certified United States mail, three (3) business days after deposit in the United States mail. Such certificates, documents or notice may be personally delivered or sent to addresses set forth on the signature page attached hereto.

(b)	Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(c)	Dispute Resolution. Unless otherwise provided in this Note, the Maker and Holder agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Note or breach of it (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes Maricopa County, Arizona. The Maker and Holder consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and the Maker and Holder waive any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, THE MAKER AND HOLDER IRREVOCABLY WAIVE EACH OF THEIR RESPECTIVE RIGHTS, IF ANY, TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE. In any legal action concerning a Dispute the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. As a condition precedent to the Maker or Holder’s ability to commence litigation for a Dispute, the party that wishes to commence litigation shall first give written notice to the other party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, a representative of the Maker and Holder with authority to settle the Dispute for each party shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Maker and Holder have conferred, or made a good faith effort to confer, in accord with this Section 8(c) may a party commence litigation for the Dispute.

(d)	Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

(e)	Waiver and Amendment; Successors and Assigns. No amendment, waiver, or other modification of any provision of this Note shall be effective without the Maker’s and the Holder’s prior written consent. The Holder shall not by any act of omission or commission be deemed to waive any of his rights or remedies hereunder unless such waiver be in writing and signed by the Holder (and then only to the extent specifically set forth therein). A waiver of any one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

(f)	Binding Effect. The rights and obligations of the Maker and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrator, and transferees of the parties.

(g)	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h)	Entire Agreement. This Note and the January 12, 2023 Settlement Agreement, Release of Claims, and Covenant Not to Sue between the Maker and Holder (the “Settlement Agreement”) pursuant to which they are entering into the Note constitute the full and entire understanding and agreement between the Maker and Holder with regard to the subjects of the Note and the Settlement Agreement and supersede any prior agreements (including any memorandum of understanding or letters of intent) between the Maker and Holder regarding the subject matter of the Settlement Agreement and this Note.

(i)	Counterparts. This Note may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The undersigned have executed this Promissory Note as of the date set forth above.

MAKER:

SIGNING DAY SPORTS, INC.,
a Delaware corporation

		By:	/s/ Martin Lanphere
		Name:	Martin Lanphere
		Its:	Vice President
		Date signed:	January 12, 2023

Acknowledged, Agreed, and Accepted:

HOLDER:

John Dorsey
Signed:	/s/ John Dorsey

Date signed:	January 12, 2023